EXHIBIT 5.1

July 25, 2014

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Services Corporation, a wholly owned subsidiary of PPL Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and, as such, am familiar with the affairs of the Company.

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration by the Company of 7,300,000 shares of its Common Stock (the “Shares”), par value $0.01 per share, which have been or may be distributed to participants in the Company’s Incentive Compensation Plan for Key Employees (the “Plan”), I wish to advise you as follows:

I am of the opinion that the Company is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.

I am further of the opinion that all necessary corporate action has been taken to authorize and approve the issuance of the Shares, and any newly-issued Shares, upon issuance in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to said Registration Statement. I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5.2 to said Registration Statement.

Very truly yours,

/s/ Frederick C. Paine

Frederick C. Paine